Exhibit 99.1

Strata Critical Medical, Inc. Appoints Will Cook to Board of Directors

New York, New York December 3, 2025 -- The Board of Directors (the “Board”) of Strata Critical Medical, Inc. (“Strata” or the “Company”), a leading provider of logistics and medical services in the organ transplant industry, today announced the appointment of Will Cook to the Board, effective December 2, 2025. Mr. Cook has also been appointed to the Compensation and Nominating and Corporate Governance Committees.

Mr. Cook is the President and Chief Executive Officer of Vail Health, a nonprofit community health care system headquartered in Vail, Colorado.

“We are very excited to welcome Will Cook to our board of directors,” said Melissa Tomkiel, Strata’s Co-Chief Executive Officer. “Will’s extensive experience in health care will be invaluable to us as we scale our end-to-end organ recovery and logistics platform throughout the country.”

“Will’s deep relationships within, and knowledge of the healthcare industry will be an incredible resource to us as we pursue our mission to increase the number of organs for transplant and explore other avenues to more broadly service the medical sector,” said Will Heyburn, Strata’s Co-Chief Executive Officer.

Prior to Vail Health, Mr. Cook served as President and CEO of University of Colorado Hospital, where he led major facility development projects including two hospitals in northern and southern Denver. Before that, he held senior leadership positions at the University of Pittsburgh Medical Center (UPMC) including Vice President of Transplant and Ambulatory Care at UPMC Presbyterian Shadyside Hospital. He held a variety of roles at Johns Hopkins Health System in Baltimore.

“It’s my honor to serve on the Board of Directors of Strata as we execute against our multi-pronged growth strategy while continuing to facilitate the life-saving work of our customers every day,” said Mr. Cook.

Mr. Cook received a master’s degree in health administration from Washington University School of Medicine and a Bachelor of Arts degree in Business Administration from Texas A&M University.

About Strata Critical Medical, Inc.

Strata Critical Medical, Inc. (Nasdaq: SRTA) provides time critical logistics solutions and specialized medical services to healthcare providers across the United States, strategically expanding its portfolio of services through acquisition and organic growth. Strata operates one of the nation’s largest air transport and surgical services networks for transplant hospitals and organ procurement organizations, offering an integrated “one call” solution for donor organ recovery. Strata’s core services include air and ground logistics, surgical organ recovery, organ placement and normothermic regional perfusion for the transplant industry, as well as perfusion staffing and equipment solutions for cardiovascular surgery centers, offered under the Trinity Medical Solutions and Keystone Perfusion brands.

For more information, visit www.stratacritical.com.

Strata - Press Contact

For Investor Relations: Mat Schneider mat@srta.com